EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Division	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2010 First Quarter Results
OMAHA, Neb., December 22, 2009—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal first quarter ended November 30, 2009.
First Quarter Results
First quarter fiscal 2010 total revenues decreased 24 percent to $86.0 million from $113.1 million for the year-ago period. Net earnings were $6.7 million or $0.53 per diluted share compared with $6.3 million or $0.51 per diluted share in the prior year’s first quarter.
Total irrigation equipment revenues decreased to $53.3 million from $85.9 million in the prior fiscal year’s first quarter. Domestic irrigation revenues decreased 39 percent from the prior year’s first quarter while international irrigation revenues decreased 37 percent over the same period. Infrastructure revenues were $32.7 million compared with $27.2 million in the prior year period, an increase of 20 percent.
Gross margin was 30.0 percent compared to 25.3 percent a year ago on improved infrastructure margins from higher revenues of quick moveable barrier product and stable irrigation margins. Operating expenses were $14.6 million, decreasing $2.2 million as compared to the first quarter of the prior year primarily related to lower personnel related costs. Operating income of $11.2 million decreased 5 percent compared with $11.8 million in the prior year period. Other income increased $1.8 million compared to the prior year’s first quarter primarily due to the prior year’s first quarter including foreign currency transaction losses from unfavorable movements in exchange rates.
Cash and cash equivalents of $91.8 million, increased $63.5 million from the comparable prior year period. Long-term debt decreased $6.2 million over the same time last year.
Lindsay’s backlog of unshipped orders at November 30, 2009 was $36.1 million compared with $43.6 million at August 31, 2009 and $40.1 million at November 30, 2008.
Outlook
Rick Parod, president and chief executive officer, commented, “Excellent performance on the Mexico City project by our Barrier Systems team contributed to a strong performance in the infrastructure segment. At the end of the quarter, we had delivered approximately 80 percent of the order and we anticipate completion during the second fiscal quarter. Going forward, infrastructure spending continues to be uncertain due to delays in Congressional passage of a new federal highway bill. In the agricultural sector, farmer sentiment remains cautious toward capital equipment purchases. As a result, demand for the upcoming irrigation season remains unclear at this time.” Parod added, “As world population continues to grow, expanded food production, efficient water use, reduced pollution and improvements in transportation infrastructure remain very positive long-term growth drivers for our business segments.”

First-Quarter Conference Call
Lindsay’s fiscal 2010 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 45906043. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At November 30, 2009, Lindsay had approximately 12.4 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	November 30,
(in thousands, except per share amounts)	2009	2008
Operating revenues	$85,970	$113,121
Cost of operating revenues	60,166	84,472

Gross profit	25,804	28,649

Operating expenses:
Selling expense	5,523	6,763
General and administrative expense	7,336	8,349
Engineering and research expense	1,784	1,741

Total operating expenses	14,643	16,853

Operating income	11,161	11,796

Other income (expense):
Interest expense	(461)	(625)
Interest income	83	316
Other income (expense), net	145	(1,706)

Earnings before income taxes	10,928	9,781

Income tax provision	4,251	3,459

Net earnings	$6,677	$6,322

Basic net earnings per share	$0.54	$0.52

Diluted net earnings per share	$0.53	$0.51

Weighted average shares outstanding	12,380	12,250
Diluted effect of stock equivalents	161	235

Weighted average shares outstanding assuming dilution	12,541	12,485

Cash dividends per share	$0.080	$0.075

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	November 30,	November 30,	August 31,
($ in thousands, except par values)	2009	2008	2009
ASSETS
Current Assets:
Cash and cash equivalents	$91,750	$28,298	$85,929
Marketable securities	0	0	0
Receivables, net of allowance, $2,097, $1,241, and $1,864, respectively	51,552	84,089	42,862
Inventories, net	44,327	72,488	46,255
Deferred income taxes	6,877	7,754	6,881
Other current assets	6,660	6,627	7,602

Total current assets	201,166	199,256	189,529

Property, plant and equipment, net	59,949	55,669	59,641
Other intangible assets, net	29,045	29,195	29,100
Goodwill, net	24,530	23,333	24,174
Other noncurrent assets	5,646	4,973	5,453

Total assets	$320,336	$312,426	$307,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,291	$33,300	$20,008
Notes payable	0	0	0
Current portion of long-term debt	6,171	6,171	6,171
Other current liabilities	31,958	33,767	33,008

Total current liabilities	64,420	73,238	59,187

Pension benefits liabilities	6,407	5,606	6,407
Long-term debt	17,912	24,082	19,454
Deferred income taxes	10,510	12,197	10,391
Other noncurrent liabilities	4,598	3,572	4,800

Total liabilities	103,847	118,695	100,239

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,173,896, 18,093,191 and 18,128,743 shares issued at November 30, 2009 and 2008 and August 31, 2009, respectively)	18,174	18,093	18,129
Capital in excess of stated value	29,240	26,818	28,944
Retained earnings	255,273	245,019	249,588
Less treasury stock (at cost, 5,763,448, 5,813,448 and 5,763,448 shares at November 30, 2009 and 2008 and August 31, 2009, respectively)	(91,998)	(92,796)	(91,998)
Accumulated other comprehensive income, net	5,800	(3,403)	2,995

Total shareholders’ equity	216,489	193,731	207,658

Total liabilities and shareholders’ equity	$320,336	$312,426	$307,897

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	November 30,
($ in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,677	$6,322
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,681	2,686
Provision for uncollectible accounts receivable	149	27
Deferred income taxes	(447)	338
Stock-based compensation expense	613	457
Other, net	(93)	67
Changes in assets and liabilities:
Receivables, net	(7,813)	1,507
Inventories, net	2,222	(22,684)
Other current assets	(437)	(44)
Accounts payable	5,916	2,128
Other current liabilities	(3,452)	(6,489)
Current taxes payable	4,276	(867)
Other noncurrent assets and liabilities	(769)	225

Net cash provided by (used in) operating activities	9,523	(16,327)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,436)	(2,275)
Proceeds from sale of property, plant and equipment	92	6
Acquisition of business, net of cash acquired	(132)	0
Proceeds from sale of an equity investment	0	0
Proceeds from settlement of net investment hedge	0	859
Purchases of marketable securities available-for-sale	0	0
Proceeds from maturities of marketable securities available-for-sale	0	0

Net cash used in investing activities	(1,476)	(1,410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options and issuance of other stock awards	(507)	116
Proceeds from issuance of long-term debt	0	0
Principal payments on long-term debt	(1,543)	(1,543)
Net payments on revolving line of credit	0	(1,630)
Excess tax benefits from stock-based compensation	310	328
Dividends paid	(992)	(920)

Net cash used in financing activities	(2,732)	(3,649)

Effect of exchange rate changes on cash	506	(1,076)

Net increase (decrease) in cash and cash equivalents	5,821	(22,462)
Cash and cash equivalents, beginning of period	85,929	50,760

Cash and cash equivalents, end of period	$91,750	$28,298

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	11,081	9,082
Interest paid	2,145.861	2,397